ClimaChem, Inc.
 16 South Pennsylvania  Oklahoma City, OK 73107  405-235-4546  Fax: 405-236-1209

March 3, 2003

Todd L. Boehly, Managing Director
Guggenheim Partners
135 East 57th Street, 9th Floor
New York, New York 10022

RE: Securities Purchase Agreement (the "SPA"), dated as of May 24, 2002, as amended, by and among ClimaChem, Inc. ("ClimaChem"), certain subsidiaries of ClimaChem, LSB Industries, Inc., as guarantor, the Purchasers identified therein and Guggenheim Investment Management, LLC, as Collateral Agent 9;

Dear Todd:

This letter shall serve to document the consent by Guggenheim Investment Management, LLC, as collateral agent and the Purchasers that are party to the SPA, to the increase in Capital Expenditures, as defined under the SPA, to $11,240,000 for the 12-month period ending each fiscal quarter after the date of the SPA. Please confirm your consent to the foregoing by signing below where indicated. Thank you.

                                                                        Sincerely,

                                                                        David M. Shear
                                                                        General Counsel

 AGREED TO AND ACKNOWLEDGED:

_____________________________________
Todd L. Boehly, Managing Director for
the Purchasers and Collateral Agent